Exhibit 10.9
Hinge Health
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of 6/6/2023 by and between Hinge Health, Inc., a Delaware corporation (the “Company”), and Gabriel Mecklenburg (the “Employee”).
BACKGROUND
A.    The Company desires to continue to retain the services of the Employee as Executive Chairman of the Company from the date of this Agreement (the “Effective Date”). This Agreement supersedes and replaces in its entirety all prior employment agreements.
B.    The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.
THE PARTIES AGREE AS FOLLOWS:
1.Title, Duties and Responsibilities.
1.1Executive Chairman. The Employee will be employed by the Company as its Executive Chairman and the Company agrees to employ and retain the Employee in such capacity.
1.2Duties. The Employee will devote all of the Employee’s business time, energy, and skill to the affairs of the Company; provided, however, that during the Employee’s business time reasonable time for passive investments in personal business, charitable or professional activities will be permitted, so long as such activities do not materially interfere with the Employee’s performance of services under this Agreement. The Employee shall continue to serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.
1.3Performance of Duties. The Employee will discharge the duties described herein in a diligent and professional manner. The Employee will observe and comply at all times with the lawful directives of the Board regarding the Employee’s performance of the Employee’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Board. The Employee will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by the Company from time to time, either orally or in writing.
2.Terms of Employment.
2.1Definitions. For purposes of this Agreement, the following terms not otherwise defined in this Agreement will have the following meanings:

(a)“Change of Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any person or entity becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
(ii)a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or
(iii)a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to a person or entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
The term Change of Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. In addition, a Change of Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other entity or person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of ownership held by any person or entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding. However, if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change of Control will be deemed to occur.
If necessary for compliance with Code Section 409A, no transaction will be a Change of Control unless it is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Common Stock” means shares of Common Stock of the Company.
(d)“Death Termination” means termination of the Employee’s employment because of the death of the Employee.
(e)“Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability. The Employee will be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of the Employee’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) ninety (90) or more of the normal working days during the twelve (12) consecutive full calendar months then ending. Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.
(f)“Good Reason” means, without the Employee’s written consent, one or more of the following: (i) a reduction in the Employee’s base salary by more than ten percent (10%), other than a reduction that is part of an expense reduction effort applied to the entire management team; (ii) a change in job title or duties and responsibilities that results in a material diminution in or substantial adverse alteration in the nature or scope of the Employee’s authority, duties or responsibilities; (iii) a relocation of the Employee’s principal workplace by more than thirty-five (35) miles away from the Employee’s home prior to the relocation; or (iv) a material breach of any provision of this Agreement by the Company. In order for an event to qualify as Good Reason, the Employee must provide written notice to the Company of the acts or omissions constituting grounds for “Good Reason” within thirty (30) days after the initial existence of the grounds for “Good Reason,” the Company must fail to reasonably remedy such act or omission within thirty (30) days after such notice, and the Employee must resign from all positions with the Company not later than thirty (30) days after the expiration of such cure period.
(g)“IPO” means the first sale of the Company’s Common Stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, including a registration statement in connection with a direct listing, but excluding a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan.
(h)“Liquidity Event” means the earlier to occur of (i) the closing of a Change of Control or (ii) the consummation of an IPO.
(i)“Shares” shall mean shares of capital stock of the Company.

(j)“SPAC Transaction” means the acquisition of the Company by a special purpose acquisition company (“SPAC”), the shares of which, immediately following the consummation of such acquisition, are publicly listed for trading.
(k)“Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer Shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing.
(l)“Termination For Cause” means termination by the Company of the Employee’s employment by reason of the occurrence of one of the following on or after the Effective Date while this Agreement is in effect: (i) the Employee’s willful act of dishonesty or fraud, gross negligence in the performance of the Employee’s duties and responsibilities, deliberate violation of a Company policy, or refusal to comply in any material respect with the legal directives of the Company’s Board or Chief Executive Officer so long as such directives are not inconsistent with the Employee’s position and duties as described herein, and provided that any actions or inactions described herein that are capable of cure may be cured by the Employee within thirty (30) days’ notice thereof; (ii) willful conduct by the Employee that materially discredits the Company, intentional engagement by the Employee in acts materially detrimental to the Company’s operations or business, persistent or habitual negligence in the performance of the Employee’s duties and responsibilities, or the Employee’s commission of a felony involving moral turpitude as determined by the Board in good faith after a reasonable investigation conducted by an experienced and reputable third party into such felony; (iii) the Employee’s incurable material breach of the terms of this Agreement, the Employee Confidential Information and Inventions Agreement or any other material agreement between the Employee and the Company; or (iv) unauthorized use or disclosure by the Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of the Employee’s position with the Company.
(m)“Termination Other Than For Cause” means termination of the Employee’s employment by the Company other than Termination for Cause, a Death Termination, a Disability Termination or a Voluntary Termination.
(n)“Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of Good Reason, a Disability Termination, or a Death Termination.
2.2Employee at Will. The Employee is an “at will” employee of the Company, and the Employee’s employment may be terminated at any time for any reason or no reason by the Company, or the Employee, by the giving of written notice thereof by the Company to the Employee or the Employee to the Company, as applicable subject to the terms and conditions of this Agreement. Termination of the Employee’s employment by the Company shall require a majority vote of the Board.

3.Compensation and Benefits.
3.1Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Employee a “Base Salary” at the rate of $500,000 per year, payable on the Company’s normal payroll schedule. The Employee’s “Base Salary” may be increased in accordance with the provisions hereof or as otherwise determined from time to time by the Company’s Board or Chief Executive Officer.
3.2Additional Benefits.
(a)Benefit Plans/ Perquisites. The Employee will be eligible to participate in such of the Company’s benefit plans and perquisite arrangements as are now generally available or later made generally available to senior-level executives of the Company.
(b)Paid Time Off. The Company will provide the Employee with paid time off in accordance with its Flex PTO Policy for exempt employees which addresses time off from work.
(c)Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary expenses incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company will pay travel costs incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard travel policies.
(d)Legal Fee Reimbursement. The Company agrees to reimburse the Employee for legal fees incurred in connection with preparation of this Employment Agreement up to a maximum of fifteen thousand dollars ($15,000).
(e)Tag-Along Right. Prior to an IPO, SPAC Transaction or a Change of Control, following a termination of the Employee’s employment for any reason, other than a Termination For Cause by the Company or by the Employee without Good Reason, in the event of a private or secondary sale of shares of Common Stock arranged by the Company, the Employee shall be entitled to participate in the transaction to the greatest extent other stockholders of the Company are permitted to participate (calculated as a percentage of fully-diluted ownership). The participation right provided by Section 3.2(e) shall apply only with respect to the Common Stock of the Company acquired by the Employee during the period of his employment with the Company (and for the avoidance of doubt excluding any options, warrants or other convertible securities and any shares issued upon conversion or exercise thereof after the Employee’s period of employment with the Company). The Company shall notify the Employee in writing of any such proposed Transfer (the “Sale Notice”). The Sale Notice shall set forth (i) the name and address of the proposed third-party purchaser; (ii) a copy of the written proposal containing all of the material terms and conditions of the proposed Transfer (including the proposed purchase price and terms and conditions of payment); and (iii) the date and location of and procedures for the Transfer. The Tag Along shall be exercised by the Employee by delivery of a written notice to the Company within fifteen (15) days following receipt of the Sale Notice, which notice shall state the number of Shares that the Employee proposes to Transfer to the third-party purchaser.

(f)Put Right. Prior to an IPO, SPAC Transaction or a Change of Control (other than a Change of Control in which the Company is acquired by an entity without a class of securities publicly listed for trading) for a period of twelve (12) months following a termination of the Employee’s employment, other than a Termination for Cause by the Company or by the Employee without Good Reason, the Employee shall have a one-time right to sell to the Company, at the Market Equity Value, shares of Common Stock of the Company acquired by the Employee during the period of his employment with the Company (and for the avoidance of doubt excluding any options, warrants or other convertible securities and any shares issued upon conversion or exercise thereof after the Employee’s period of employment with the Company) for an aggregate purchase price of up to the lesser of (i) $10 million and (ii) five percent (5%) of the Company’s cash, as reflected on the Company’s balance sheet as of the month-end in which such right is exercised (the “Put Right”). The Put Right is exercisable by the Employee pursuant to a written notice containing a binding and irrevocable offer to sell Common Stock to the Company contingent only on the determination of Market Equity Value pursuant to Section 3.2(g) (the “Offer to Sell”). The Put Right will be consummated pursuant to the terms of a customary stock purchase agreement in form reasonably acceptable to the Board and the Employee including a release of claims. The Market Equity Value determined pursuant to Section 3.2(g) following the delivery of the Offer to Sell shall determine the per share price of the Put Right for all purposes of this Section 3.2(f), and shall not be recalculated due to any delay or other failure to promptly consummate the Put Right transaction for any reason. For the avoidance of doubt, upon the occurrence of an IPO, SPAC Transaction or a Change of Control (other than a Change of Control in which the Company is acquired by an entity without a class of securities publicly listed for trading), the Employee shall no longer be entitled to the Put Right. Notwithstanding anything to the contrary contained in this Agreement the Company shall not be obligated to consummate the Put Right transaction at any time (i) to the extent prohibited by law, including without limitation Delaware law governing distributions to stockholders, or (ii) to the extent the consummation of the Put Right would result in the breach of the Company’s obligations to any bank, equipment lessor or other financial institutions.
(g)Market Equity Value. For the purposes of this Section 3.2, “Market Equity Value” shall be the higher of (i) the fair market value as determined by mutual agreement between the Company and the Employee; provided that if the parties cannot agree, the Employee has the right at Employee’s sole expense to ask for an independent valuation from a third-party valuation provider to be determined by the Company, provided, however, that the cost of such valuation will be paid for by the Company only in the event the independent valuation deviates by greater than fifteen percent (15%) from the fair market value determined by the Board, or (ii) the share issuance price (applicable to either preferred or Common Stock of the Company) pursuant to the most recent equity grant, secondary sale, or completed private placement by the Company.

3.3Restricted Stock Units. As soon as practicable following the Effective Date, but in no event later than the one-year anniversary of the Effective Date, and subject to approval by the Company’s stockholders to the extent an increase in the number of shares of Common Stock under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”) is required for the grant as set forth in this Section 3.3, the Board will grant to the Employee restricted stock units (“RSUs”) under the Equity Plan with the following terms:
(a)Number of RSUs Granted.    The number of RSUs granted will be 5,193,377 shares of Common Stock.
(b)RSU Vesting.
(i)Subject to the terms herein, including the attached Exhibit A, the RSUs will vest upon a Liquidity Event that satisfies the applicable conditions set forth on Exhibit A (each, a “Milestone Vest Event”), provided that a Milestone Vest Event must occur on or prior to the seventh anniversary of the grant date of the RSUs (the “Expiration Date”). In the event that one or more Milestone Vest Events do not occur on or prior to the Expiration Date, any then outstanding, unvested RSUs will automatically be forfeited to the Company for no consideration. For the avoidance of doubt, Milestone 1 (as set forth in Exhibit A) is deemed achieved upon execution of this Agreement, subject to vesting and settlement upon a Liquidity Event that occurs on or prior to the Expiration Date or, if earlier, by the time period required under Section 3.3(c).
(ii)Upon a Milestone Vest Event, the amount of RSUs eligible for settlement in shares of Common Stock will be equal to the applicable number of shares set forth on Exhibit A.
(c)Effect of Termination of Employment. In the event the Employee’s employment with the Company terminates other than a Termination For Cause, the Employee will be eligible to retain any then unvested RSUs until the earlier of (i) eighteen (18) months after such termination and (ii) the Expiration Date, which RSUs will be eligible for vesting and settlement in shares of Common Stock in the event a Liquidity Event occurs that satisfies that applicable conditions set forth on Exhibit A during such period. If a Liquidity Event does not occur by such applicable date after the Employee’s termination of employment, any then outstanding, unvested RSUs will automatically be forfeited to the Company for no consideration.
(d)Tax Withholding. Upon vesting of RSUs, shares will be withheld to satisfy applicable tax withholding obligations as permitted under the Equity Plan, unless prohibited by applicable law. The Company makes no representations to the Employee as to the tax consequences to the Employee regarding the acquisition, vesting or settlement of the RSUs and the Employee remains ultimately responsible for all tax withholding due in connection with the RSUs. The Company has no obligation to minimize the tax consequences of the RSUs to the Employee.
(e)Other. The RSUs will be granted under the Equity Plan and will be evidenced by, and subject to, an RSU Agreement having the terms set forth herein, including on Exhibit A, and such other terms as the Board deems advisable or necessary, including for compliance with applicable law. The RSUs will be settled in shares of Common Stock following satisfaction of a

Milestone Vest Event by no later than March 15th of the calendar year following the calendar year in which the Milestone Vest Event occurs. Issuance of shares upon settlement of the RSUs will be subject to compliance with all applicable securities laws. Notwithstanding the foregoing, RSUs may be settled in cash in the event of a Change of Control in accordance with the terms of the definitive agreement for such transaction.
3.4Severance Benefits
(a)Severance Benefits-No Change of Control. If the Employee is terminated by the Company for a reason other than Termination For Cause or Termination for Good Reason, the Employee will be entitled to receive a lump sum payment equal to one (1) year of the annual salary then in effect, payable in accordance with the Company’s regular payroll practices as then in effect, as well as a payment equal to the premium costs for the Employee and their eligible dependents to continue healthcare coverage under COBRA for one (1) year.
(b)Severance Benefits- Change of Control. If the Employee is terminated by the Company for a reason other than Termination For Cause or Termination for Good Reason during the period commencing three (3) months prior to and ending twelve (12) months after a Change of Control, the Employee will be entitled to receive a lump sum payment equal to a total of two (2) years of the annual salary then in effect, payable in accordance with the Company’s regular payroll practices as then in effect, as well as a payment equal to the premium costs for the Employee and their eligible dependents to continue healthcare coverage under COBRA for a total of two (2) years.
(c)Release. The foregoing Severance Benefits in Sections 3.4(a) and (b) will be contingent on the Employee (1) signing, and allowing to become effective not later than sixty (60) days following the employment termination date (or such shorter period specified in the release), the Company’s standard form of release of claims, (2) the Employee complying with his or her continuing obligations to the Company, and (3) the Employee resigning from all the positions the Employee then holds with the Company and its subsidiaries.
4.Proprietary Information. The Employee will as of the Effective Date execute and deliver to the Company the Employee Confidential Information and Inventions Agreement attached as Exhibit B hereto.
5.Code Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement will be construed, interpreted, operated and administered in a manner consistent with such intentions; provided, however, that (A) the Company makes no representations or warranties to the Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, (B) in no event will the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on the Employee pursuant to Code Section 409A or for any damages or liabilities incurred by the Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A, and (C) the Employee, by executing this Agreement, will be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):
(a)To the extent Code Section 409A is applicable to this Agreement, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms will be interpreted accordingly.
(b)If the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s Separation from Service, the Employee will not be entitled to any payment or benefit on account of the Employee’s Separation from Service, until the earlier of (1) the date that is six (6) months after the Employee’s Separation from Service for any reason other than death or (2) the date of the Employee’s death. The provisions of this Section 5(b) will only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on the Employee. Any amounts otherwise payable to the Employee upon or in the six (6) month period following the Employee’s Separation from Service that are not so paid by reason of this Section 5(b) will be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Employee’s death).
(c)Each payment made under this Agreement will be treated as a separate and distinct payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate and distinct payments.
(d)With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b)), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payment will be made within thirty (30) days following the submission of appropriate documentation required by the Company and in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.
6.Miscellaneous.
6.1Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
6.2Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, email, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile or email, or three (3) business days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.2.
6.3Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.
6.4Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.
6.5Arbitration. The Employee and the Company voluntarily agree that subject to the exclusions in Section 6.5(b) below, or as expressly prohibited by law, any claim, dispute, or controversy arising out of or relating to the Employee’s employment with the Company or the separation of that employment (“Disputes”) must be submitted to final and binding arbitration in accordance with the terms of this Arbitration Agreement (“Arbitration Agreement”).
(a)Disputes include, but are not limited to: claims for unpaid wages; claims pursuant to the California Labor Code, claims pursuant to the California Fair Employment and Housing Act; benefit claims; contract claims; claims for equitable relief; tort claims; claims for wrongful termination; defamation claims; discrimination and retaliation claims; or any other type of legal or equitable claim that could be made under federal, state, or local law and which could be asserted in a court or filed with a government agency arising out of or relating to this Arbitration Agreement or the Employee’s employment with the Company. Disputes are included in this Arbitration Agreement regardless of whether they have already accrued or will accrue in the future to the maximum extent permitted by applicable law. Subject to Section 6.5(b) below, this means any and all claims arising out of or relating to the Employee’s employment with the

Company are subject to arbitration (pre-hire through post-termination) and included in the term Disputes. If a Dispute is based, in whole or in part, on acts or omissions by any individual manager or supervisor of Company and the Employee also seeks to recover against such individual in his or her individual capacity, then that claim is also a Dispute subject to this Arbitration Agreement.
(b)Disputes do not include: (i) claims that, as a matter of federal law or state or local law that are not preempted by federal law, the parties cannot agree to arbitrate; (ii) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (iii) claims for workers’ compensation benefits; and (iv) claims for unemployment insurance compensation benefits. If a claim includes Disputes as defined in this Arbitration Agreement and also includes a claim that is excluded from the term Dispute, the parties agree that all Disputes will be arbitrated pursuant to the terms of this Arbitration Agreement before commencement of litigation of claims excluded from arbitration to the maximum extent permitted by applicable law. For the avoidance of doubt, the term Disputes does not include sexual harassment and sexual assault claims. In the event of a dispute regarding sexual assault or sexual harassment claims, the parties can, at that time, agree to arbitrate such sexual harassment and sexual assault claims.
(c)This Arbitration Agreement, any arbitration proceedings held pursuant to this Arbitration Agreement, and any state or federal court or other proceeding concerning arbitration under this Arbitration Agreement are expressly subject to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). The Parties acknowledge that the Company’s business and the Employee’s employment involve interstate commerce.
(d)Unless the parties agree otherwise, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures and Federal Rule of Civil Procedure Rule 68. Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability of this Arbitration Agreement, as well as whether a claim is arbitrable, both of which will be decided under the FAA. The JAMS Rules are available online at https://www.jamsadr.com/rules-employment-arbitration and Federal Rule of Civil Procedure Rule 68 is available at https://www.law.cornell.edu/rules/frcp/rule_68. Both are available from the Company upon request. If there is a conflict between the JAMS Rules and this Arbitration Agreement, this Arbitration Agreement governs. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication and to set deadlines for filing motions for summary judgment and/or adjudication and to set briefing schedules for any motions. The arbitrator shall have the authority to issue third party subpoenas. All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company. Each party will pay its own attorneys’ fees and costs, if any; provided that if either party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of the state of California, except for any claim to which federal substantive law would apply. The arbitration will be conducted in San Francisco, California or such other location as the parties may agree, or where otherwise required by applicable law.
(e)Except as otherwise required under applicable law: (i) the Employee and the Company expressly intend and agree that class action or collective action procedures will not be asserted, nor will they apply, in any arbitration of Disputes pursuant to this Arbitration Agreement; (ii) the Employee and the Company agree that each will not assert class or collective action Disputes against the other in arbitration or otherwise, including in any civil court; and (iii) both the Employee and the Company will only submit their/its own individual claims in arbitration and will not seek to represent the interests of any other person in the arbitration. The Employee and the Company expressly waive the right to assert or participate in any class or collective action as a class member against the other regarding any Dispute, whether in a civil court or in arbitration. This Arbitration Agreement does not prevent either the Employee or the Company from participating as a witness or providing testimony in any proceeding, whether in court or in arbitration. Nothing in this agreement prevents the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful.
(f)The parties each expressly waive the right to a jury trial and any other civil court proceeding and agree that the arbitrator’s award will be final and binding on the parties.
(g)Should any provision of this Arbitration Agreement be deemed unenforceable or invalid, such provision will be severed and the remainder of this Arbitration Agreement will be enforceable to the fullest extent of the law.
(h)The Employee has the right to consult with counsel of the Employee’s choice about this Arbitration Agreement at the Employee’s own expense and the Employee has availed the Employee of that opportunity to the extent that the Employee wishes to do so. This Arbitration Agreement does not alter the Employee’s status as an at-will employee. This mutual agreement to arbitrate is voluntary and by signing below, the Employee acknowledges and agrees to arbitration.
6.6Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.
6.7Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.
6.8Withholding. All sums payable to the Employee hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.
6.9Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.
6.10Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to this Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Company:	Hinge Health, Inc.

	By:	/s/ Teddie Wardi

	Name:	Teddie Wardi

	Title:	Member, Board of Directors

Employee:	/s/ Gabriel Mecklenburg
Gabriel Mecklenburg

EXHIBIT A
RSU GRANT TERMS

EXHIBIT B
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

Hinge Health
EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT
THIS EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT (this “Agreement”) confirms the agreement between the undersigned individual (“Employee”) and Hinge Health, Inc., a Delaware corporation (the “Company”). This Agreement is effective as of the earlier of the date that the Employee’s employment with the Company first commenced and the date that the Employee was first appointed as an officer of the Company. This Agreement is a material part of the consideration for Employee’s continuing employment by the Company. To the extent the Employee provides services to any subsidiary or affiliated entity of the Company (including any entity owned in part by the Company), references herein to the “Company” shall refer to such subsidiary or other entity owned in part by the Company.
1.Proprietary Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company (including any individual or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% beneficial interest), or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business and is not publicly known. “Proprietary Information” includes Company trade secrets and Company confidential or proprietary information, data and know-how, including, but not limited to, research, developments, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment with the Company), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software, computer programs, ideas, inventions (whether or not patentable), improvements, processes, formulas, compositions, know how, techniques, technology, designs, drawings and engineering, hardware configuration information, circuits, mask works, layouts, algorithms, cell lines, biological materials, assay components, reagents, antibodies, forecasts, strategies, business, marketing and product development plans, proposals, financial information, and other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Proprietary Information does not include any of the foregoing items that has become publicly known or made generally available to the public through no wrongful act of Employee or of others who were under confidentiality obligations with respect thereto.

2.Company Materials. Employee understands that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Employee or by others, including, but not limited to, the Company’s customer lists which have been specially compiled by the Company to include information not available to the public such as customer preferences and customer buying history. “Company Materials” also include, but are not limited to, laptops, cell phones, personal digital assistants (PDAs), blueprints, drawings, photographs, charts, graphs, notebooks, other customer lists, computer files, disks, drives, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like. Any property situated on the Company’s premises and owned by the Company, including laptops, notebooks, cell phones, PDAs, computer files, emails, disks, drives, and other storage media, filing cabinets or other work areas, are subject to inspection by Company personnel at any time with or without notice.
3.Treatment of Proprietary Information and Company Property.
3.1Relationship. Employee understands that Employee’s employment with the Company creates a relationship of confidence and trust between Employee and the Company with respect to Proprietary Information. Employee further understands that the unauthorized taking of Proprietary Information (i) may result in a civil liability under California Civil Code Section 3426, and that, if willful, may result in an award for double the amount of the Company’s damages and attorneys’ fees; and (ii) is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding $5,000, or by both.
3.2Obligations Regarding Proprietary Information. All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith are and will be the sole property of the Company. Employee hereby assigns to the Company any Rights Employee may have or acquire in such Proprietary Information. At all times, both during Employee’s employment with the Company and after its termination for any reason, Employee will keep in confidence and trust and will not use or disclose, lecture upon, or publish any Proprietary Information without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to the Company. Employee will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to the Company and/or incorporates any Proprietary Information. Proprietary Information may be considered technical data that is subject to compliance with the export control laws and regulations of the United States or other countries, and Employee will comply with such laws. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry and which is rightfully received free of a confidentiality obligation, and nothing contained in this Agreement will prohibit Employee from disclosing to anyone the amount of Employee’s own wages.

3.3Obligations Regarding Company Materials. All Company Materials are and will remain the sole property of the Company. During Employee’s employment with the Company, Employee will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any individual or entity outside the Company, except as Employee is required to do in connection with performing the duties of Employee’s employment with the Company. Immediately upon the termination of Employee’s employment with the Company by Employee or by the Company for any reason, or during Employee’s employment with the Company if so requested by the Company, Employee will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) Employee’s copy of this Agreement.
3.4Third-party Information. Employee recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Employee owes the Company and such third parties, both during the term of Employee’s employment with the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any individual or entity (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).
3.5Other Employer Information. Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other individual or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, individual or entity unless consented to in writing by such employer, individual or entity.
3.6Defend Trade Secrets Act. Notwithstanding any terms to the contrary in this Agreement, pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4.Employee Inventions and Works of Authorship.
4.1Ownership. All “Inventions” (as defined below) which Employee makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment with the Company, including during any period prior to the date of this Agreement, will be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached to this Agreement as Attachment A. Further, Employee hereby assigns such “Inventions” and all Rights in them to the

Company. For purposes of this Agreement, “Inventions” means all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during the term of Employee’s employment with the Company, including during any period prior to the date of this Agreement. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Employee now or may hereafter have for infringement of any proprietary rights assigned to the Company. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
4.2Disclosure of Inventions. Employee promptly will disclose in writing to Employee’s immediate supervisor, with a copy to the President of the Company, or to any other persons designated by the Company, all Inventions. Employee also will disclose to the President of the Company all things that would be Inventions if made during the term of Employee’s employment with the Company, conceived, reduced to practice, or developed by Employee within six months after the termination of Employee’s employment with the Company, unless Employee can demonstrate that the Invention has been conceived and first reduced to practice by Employee following the termination of Employee’s employment with the Company. Such disclosures will be received by the Company in confidence (to the extent they are not assigned in this Section 4) and do not extend the assignment made in this Section 4. Employee will not disclose Inventions to any person outside the Company unless requested to do so by an officer of the Company. At the time of each such disclosure, Employee will advise the Company in writing of any inventions that Employee believes fully qualify for protection under Section 2870 and will at that time provide to the Company in writing all evidence necessary to substantiate that belief. Employee will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment with the Company, which records will be available to and remain the sole property of the Company at all times.
4.3Further Assurances. Employee will perform, during and after Employee’s employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee will execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Company or by such other parties designated by the Company as may be appropriate under the circumstances. Employee irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and in stead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.
4.4Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any such action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm any such waivers and consents from time to time as requested by the Company.
4.5Pre-Existing Inventions. Employee has attached to this Agreement as Attachment B a complete list of all existing improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know how and data, whether or not patentable, with respect to which Employee has an ownership interest as of the date of this Agreement and that Employee desires to clarify are not subject to this Agreement, and Employee acknowledges and agrees that such list is complete. If disclosure of an item on Attachment B would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such in Attachment B but is to inform the Company that all items have not been listed for that reason. A space is provided on Attachment B for such purpose. If no such list is attached to this Agreement, Employee represents that Employee has no such inventions and improvements at the time of signing this Agreement. If, in the course of Employee’s employment with the Company, Employee incorporates a prior Employee-owned invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, prior inventions in any Inventions without the Company’s prior written consent.
5.Non-Competition During Employment. During Employee’s employment with the Company, Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Employee will not assist any other individual or entity in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this section will apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Employee is employed by the Company.
6.Nonsolicitation and Noninterference. The Employee acknowledges and agrees that the Company has a valid interest in maintaining a stable work force and staying in business. Accordingly:

6.1Nonsolicitation of Company Employees and Other Service Providers. During the Employee’s employment with the Company and for 24 months after the end of the Employee’s employment with the Company, the Employee shall not directly or indirectly without the prior written consent of the Company, either on the Employee’s own behalf or on behalf of any third party, solicit, recruit or raid the Company’s directors, officers, employees, agents or consultants in a manner intended to induce such persons to modify, reduce or discontinue their relationship with the Company. Notwithstanding the foregoing, nothing in this Section 6.1 shall prevent the Employee from employing any employee of the Company who contacts the Employee on his or her own initiative without any direct or indirect solicitation or encouragement from the Employee or the Employee’s employees or authorized representatives. For purposes of this Section 6.1, a general solicitation of employment not specifically directed towards employees of the Company shall not constitute solicitation by the Employee.
6.2Noninterference. During Employee’s employment with the Company and after the end of Employee’s employment with the Company, the Employee shall not directly or indirectly using Proprietary Information, without the prior written consent of the Company, either on the Employee’s own behalf or on behalf of any third party, interfere with, disrupt, damage, or impair the business of the Company, whether by way of interfering with, soliciting, recruiting or raiding the Company’s vendors, suppliers, partners, customers, clients, or other third parties with which the Company does business, or in any manner attempting to persuade, encourage or induce any such persons or entities to modify, reduce or discontinue their relationship with the Company.
6.3Severability and Modification. It is the Employee’s and Company’s intent that each of the covenants under this Section 6 be read and interpreted with every reasonable inference given to its enforceability. However, it is also the Employee’s and Company’s intent that if any term, provision or condition of the covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the Employee’s and Company’s intent that if it is determined any of the covenants are unenforceable because of overbreadth, then the covenants shall be modified so as to make it enforceable to the fullest extent permitted under applicable laws.
6.4Tolling. In the event of the breach by the Employee of any covenant set forth in Section 6.1 hereof, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Employee’s compliance with the covenants.
7.No Breach of Existing Agreements. Employee represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with the Company. Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith or in conflict with Employee’s employment with the Company.

8.At Will Employment. This Agreement is not a contract guaranteeing employment of a specified length, and each of Employee and the Company has the right to terminate Employee’s employment with the Company at any time, for any reason, with or without cause.
9.Termination Certificate. Upon termination of employment with the Company for any reason, Employee will execute and deliver to the Company a termination certificate substantially in the form attached to this Agreement as Attachment C.
10.Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby consents to notification by the Company to Employee’s new employer or consulting client of Employee’s rights and obligations under this Agreement.
11.Limitation of Application. This Agreement does not purport to set forth all of the terms and conditions of Employee’s employment with the Company. As an employee of the Company, Employee has obligations to the Company which are not set forth in this Agreement.
12.Survival. All of the provisions of this Agreement (other than Section 5) will continue in effect after termination of Employee’s employment with the Company, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part. Employee will notify any future client, employer or potential employer or client of Employee’s obligations under this Agreement. The Company is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.
13.Equitable Relief. The Company has expended substantial efforts to maintain the confidentiality and proprietary nature of the information described in this Agreement and would be materially and irreparably injured by an unauthorized disclosure or use of any of that information. Any breach of this Agreement will result in irreparable and continuing damage to the Company for which there can be no adequate remedy at law, and in the event of any such breach, the Company will be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper. The Employee hereby submits to the jurisdiction and venue of said courts of competent jurisdiction.
14.Governing Law; Disputes. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction. Except for injunctive relief, specific performance, or any other equitable remedy, including relief pursuant to Paragraph 13 above, any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with Section 5.5 of the Employment Agreement by and between the Company and the Employee, dated 6/6/23.
15.Severability. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable. The remainder of this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

16.Binding Nature. This Agreement will be binding upon Employee, Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.
17.Modification in Writing. This Agreement can only be modified by a subsequent written agreement executed by the President of the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE ORIGINAL COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER ORIGINAL COUNTERPART WILL BE RETAINED BY ME. IN WITNESS WHEREOF, I HAVE EXECUTED THIS EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT AS OF 6/6/2023.

Employee

/s/ Gabriel Mecklenburg
Gabriel Mecklenburg

RECEIPT ACKNOWLEDGED:

Hinge Health, Inc.

By:

/s/ Daniel Perez
Daniel Perez
Chief Executive Officer

ATTACHMENT A – CALIFORNIA LABOR CODE SECTION 2870
Application of provision providing that employee will assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ATTACHMENT B
To: Hinge Health, Inc.
1. The following is a complete list of all existing improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, with respect to which I have an ownership interest as of the date of the Company’s Employee Confidential Information and Inventions Agreement and that I desire to clarify are not subject to the Company’s Employee Confidential Information and Inventions Agreement.

X	No such improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how or data.

See below:

Additional sheets attached

Due to confidentiality agreements with a prior employer, I cannot disclose certain improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how or data that would otherwise be included on the above list.

2. I propose to bring to my employment with the Company the following materials and documents of a former employer, which employer has expressly consented to my continued possession and use:

No materials or documents

See below:

Employee

/s/ Gabriel Mecklenburg
Gabriel Mecklenburg

ATTACHMENT C
TERMINATION CERTIFICATE
I hereby certify that I do not have in my possession, nor have I failed to return, any “Company Materials,” as defined in the Employee Confidential Information and Inventions Agreement of Hinge Health, Inc. (the “Company”) signed by me.
I further certify that I have complied with all the terms of the Employee Confidential Information and Inventions Agreement, including the reporting of any “Inventions” (as defined therein).
I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will continue to preserve as confidential and not use all “Proprietary Information” (as defined therein).

Employee	Date

Gabriel Mecklenburg